FOR IMMEDIATE RELEASE


                                   V-GPO, INC.
          HOSPITAL SUBSIDIARY SIGNS LOI, HOSPITAL MANAGEMENT AGREEMENT

IRVING, TX - JULY 16, 2002 - V-GPO, INC. (OTCBB:VGPO) announces today that it's wholly owned subsidiary, International Healthcare Investments, Ltd. Inc. (IHI), has signed a Letter of Intent to acquire a general acute care hospital in Oklahoma City, Oklahoma. The hospital provides a variety of healthcare services including emergency care, surgery, imaging, CT scanning, magnetic resonance imaging, physical therapy and pain management services. As part of the proposed acquisition, IHI's wholly owned subsidiary, Oklahoma Hospital Solutions, Inc. has entered into an agreement to provide management services to the hospital pending the proposed acquisition for a period of up to 12 months.

The proposed acquisition is subject to the results of due diligence and regulatory approvals. The proposed acquisition, if consummated, will be effected pursuant to terms, covenants and conditions to be negotiated and contained in a definitive agreement. There can be no assurance that the parties will enter into a definitive agreement or, that if a definitive agreement is entered into, the proposed acquisition will close.

V-GPO, Inc. is a supply chain management consulting and B-2-B e-commerce corporation servicing the healthcare industry, including hospitals, general purchasing organizations, clinics, mail order pharmacies and also engages in the business of owning, operating and/or managing healthcare facilities.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

For further information, please contact Samuel A. Greco, President of V-GPO, Inc., 1-941-727-1552, s.greco@vgpo.com.